SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8–K

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CURRENT REPORT

Pursuant to Section 13

or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2002

Santander BanCorp

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(Exact name of registrant as specified in this charter)

Puerto Rico	001–15849	66–0573723
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(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)		Identification No.)

207 Ponce de León Avenue, San Juan, Puerto Rico 00917

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(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (787) 759–7070

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ITEM 5. OTHER EVENTS

On October 2, 2002, the Board of Directors of Santander BanCorp (the "Corporation") and Banco Santander Puerto Rico, the Corporation´s banking subsidiary, approved the appointment of Mr. Gonzalo de las Heras as Chairman of the Board of Directors and Mr. José R. González as Chief Executive Officer and President of the holding company and its banking subsidiary, Banco Santander Puerto Rico. In addition, Mr. Jesús M. Zabalza, Mr. Victor Arbulú–Crousillat and Mr. Adolfo Lagos–Espinosa, were appointed to the Board of Directors of the Corporation replacing Ms. Mónica Aparicio, Mr. Pablo Pardo and Mr. Benito Cantalapiedra. The press release issued by the Corporation is attached as an exhibit to this Current Report on Form 8–K.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA, FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits

99.1 Press Release issued October 2, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SANTANDER BANCORP

By:	/s/ María Calero Padrón
María Calero Padrón
Executive Vice President
and Corporate Comptroller

Date: October 7, 2002

EXHIBIT 99.1

PRESS RELEASE

Gonzalo de Las Heras, new Chairman of the Board of Santander BanCorp;

José R. González appointed President and Chief Executive Officer

San Juan, Puerto Rico, October 3, 2002 (NYSE: SBP; LATIBEX: XSBP) – The Board of Directors of Santander BanCorp announced today the appointment of Mr. Gonzalo de Las Heras as Chairman of the Board of Directors and Mr. José R. González as President and Chief Executive Officer of Santander BanCorp and Banco Santander Puerto Rico. In addition, the Santander Central Hispano Group has designated Mr. José R. González as Country Head.

Mr. Gonzalo de Las Heras has served as managing director of Santander Central Hispano since 1990, responsible for all the Group´s business in the United States. Moreover, since 1998 he has served as a member of the Board of Directors of Banco Santander Puerto Rico and since May 2000 as a director of Santander BanCorp. Before joining the Santander Central Hispano Group, he served in various positions at J.P. Morgan, including as Senior Vice President responsible for Latin America. Mr. de Las Heras received a law degree from the University of Madrid and completed postgraduate studies in Finance and Economics from the University of Southern California. From 1993 to 1997, he was a member of the New York State Banking Board, past President of the Board of Directors of the Institute of International Bankers and currently serves as a Trustee of the New York Public Library.

Mr. José R. González joined the Santander Central Hispano Group in August 1996 as President and Chief Executive Officer of Santander Securities Corporation. He later served as Executive Vice President and Chief Financial Officer of Santander BanCorp and most recently, as President and Chief Operating Officer of the Group. Previously, he served as President and General Manager of Credit Suisse First Boston Puerto Rico, President and Chief Executive Officer of the Government Development Bank of Puerto Rico, and Chairman of the Board of Directors of the Puerto Rico Telephone Company, among other important positions. He graduated magna cum laude from Yale University in 1976, with a degree in Economics. In 1980, he received a Juris Doctor and a Masters Degree in Business Administration (MBA) from Harvard University.

Mr. Victor Arbulú–Crousillat, Mr. Adolfo Lagos–Espinosa and Mr. Jesús M. Zabalza were appointed as members of the Board of Directors of Santander Bancorp replacing Ms. Mónica Aparicio, Mr. Benito Cantalapiedra and Mr. Pablo Pardo. In addition, the Board of Directors of Santander BanCorp will also be constituted by the following members: Victor G. Barallat–López, María Calero, Carmen A. Culpeper, Carlos M García, José R. González, Gonzalo de Las Heras, Richard Reiss–Huyke, and Roberto H. Valentín.

The Santander Group has been present in Puerto Rico for the past 26 years. It has $7.5 billion in assets, $4.1billion in loans, $4.8 billion in deposits, 66 branches and 1,600 employees.

Puerto Rico is considered one of the key markets of Santander in the Americas due to its economic stability, the important linkages with the U.S. market, as well as the extent and high level of development of its financial system. During this year, the Group has been implementing a series of measures that will allow it to resume its growth, emphasizing in retail banking in order to achieve significant improvement in its profitability indicators.

The Santander Central Hispano Group is the leading financial group in Spain and Latin America. It is also the third financial group in the Euro zone by capitalization.

Santander BanCorp is a publicly held financial holding Company that is traded on the New York Stock Exchange and on Latibex (Madrid Stock Exchange). It has two wholly owned subsidiaries, Banco Santander Puerto Rico and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 26 years. It offers a full array of services in the areas of commercial, mortgage and consumer banking supported by a team of over 1,600 employees, with 66 branches. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit www.santandernet.com

Banco Santander Central Hispano, S.A. (Spanish Market: SAN; NYSE: STD) is the leading financial group in Spain and Latin America, the third largest by market capitalization in the Euro Zone and among the top fifteen banks in the world. Santander Central Hispano offers commercial and consumer banking services to 39 million customers through more than 9,500 offices and 110,000 employees in 40 countries. It has more than US$330 billion in assets and US$420 billion in total managed funds as of June 30, 2002.